Exhibit 99.1

NEWS RELEASE

Media contact:	Michael J. Olsen, VP of Corporate Communications, (701) 451-3580 or (866) 410-8780
Investor contact:	Loren Hanson, Director of Shareholder Relations, (218) 739-8481 or (800) 664-1259

For release: October 28, 2010	Financial Media

Otter Tail Corporation Announces Third Quarter 2010 Results

FERGUS FALLS, Minnesota - Otter Tail Corporation (NASDAQ: OTTR) today announced financial results for the quarter ended September 30, 2010.

Highlights

●	Consolidated revenues rose 9.0% compared with the third quarter of 2009
●
Diluted earnings per share were $0.16 compared with $0.29 in the third quarter of 2009 reflecting the impact of lower productivity and additional costs at DMI to support fabrication and delivery requirements for a key customer in 2010

●	The corporation is narrowing its 2010 diluted earnings per share (EPS) guidance (see 2010 expectations)
●	Board of Directors declares quarterly common and preferred dividends

CEO Overview
“Our electric business, which is our foundation, remained solid during the third quarter. We have made significant investments in wind generation resources, which are now producing good returns, and we have significant additional transmission investment opportunities to pursue in the near term,” said John Erickson, president and chief executive officer of Otter Tail Corporation. “Additionally, we continued to see some signs of further economic stabilization and recovery, which had a positive effect on some of our businesses, such as BTD Manufacturing, our metal fabrication business, T.O. Plastics, our custom plastic parts and packaging business, and E.W. Wylie Corporation, our trucking company. We are encouraged that our operating segments combined to generate a 9.0% increase in revenue and four of our six operating segments produced higher net income compared to a year ago.”

“At DMI Industries, Inc., our wind tower manufacturing company, we incurred additional costs during the quarter, as we did during the second quarter, related to fulfilling the fabrication specifications for a customer’s new wind tower design. These efforts resulted in lower productivity and higher cost for the quarter as they involved a combination of additional staffing and reallocation of existing resources within DMI to complete projects and support this customer’s delivery requirements. Naturally, we are disappointed by the short-term financial impact of this effort, but are pleased that the bulk of this work is now behind us. DMI has done an excellent job of building relationships with key wind turbine manufacturers and is well positioned to serve the leaders in the wind-energy sector. While the wind industry faces near-term challenges, such as lengthened timetables for wind farm development projects, our long-term outlook for wind energy and for DMI remains positive.”

Erickson concluded, “Certainly, there are positive performance aspects at several of our businesses. However, due in large part to the near-term challenges faced by the wind industry and DMI, we have decided to narrow our guidance for 2010 diluted earnings per share as we outline in our 2010 expectations. While circumstances, such as further gradual economic improvement in certain industrial sectors and seasonal conditions in our electric business, may enable the corporation to achieve results toward the upper end of this narrowed range, we currently expect to generate 2010 diluted EPS below the range’s midpoint. We continue to be vigilant in controlling costs and enhancing productivity to maximize our profitability.”

Board of Directors Declares Quarterly Dividends
On October 28, 2010 the Board of Directors declared a quarterly common stock dividend of $0.2975 per share. This dividend is payable December 10, 2010 to shareholders of record on November 15, 2010. The Board also declared quarterly dividends on the corporation’s four series of preferred stock, payable December 1, 2010 to shareholders of record on November 15, 2010.

Liquidity and Cash Flow from Operations
As of September 30, 2010, Otter Tail Corporation and Otter Tail Power Company had $273.9 million available under existing credit facilities to provide for working capital requirements and help fuel future growth initiatives, compared with $288.3 million available on June 30, 2010.

In the first nine months of 2010, the corporation generated $60.9 million in cash from operations compared with $140.6 million provided by operations in the first nine months of 2009. The $79.7 million decrease in operating cash flow is mainly due to a net increase in accounts receivable of $49.0 million in the first nine months of 2010 due to increased business activity compared with a net decrease in accounts receivable of $30.0 million in the first nine months of 2009. A $20.0 million discretionary cash contribution was made to the corporation's pension plan in September 2010.

Segment Performance Summary

Electric
Electric revenues and net income were $88.8 million and $12.4 million, respectively, compared with $73.6 million and $9.5 million for the third quarter of 2009. Retail electric revenues increased $11.2 million mainly due to the following:
•
a $7.2 million increase in revenues mostly due to an 8.4% increase in retail kilowatt-hour (kwh) sales as a result of a 114% increase in cooling degree days between the quarters, as well as rate design changes implemented pursuant to recent rate case decisions,

•	a $1.6 million increase in resource recovery and transmission rider revenues,
•	a $1.3 million increase from interim rates implemented in Minnesota in June 2010,
•	a $0.5 million increase in Minnesota Conservation Investment Program (CIP) surcharge revenues, and
•	a $0.4 million increase in Fuel Clause Adjustment revenues related to an increase in fuel and purchased power costs incurred to serve retail customers.

Wholesale electric revenues from company-owned generation increased $4.2 million as a result of a 93.4% increase in wholesale kwh sales due, in part, to greater plant availability. Generating plant output was 31.0% higher in the third quarter of 2010 than in the same period a year ago. Net gains from energy trading activities, including net mark-to-market gains on forward energy contracts, decreased $1.0 million between the quarters. Other electric operating revenues increased $0.8 million mainly as a result of an increase in transmission services revenue.

Fuel costs increased $5.0 million as a result of a 30.3% increase in kwhs generated from Otter Tail Power Company’s steam-powered and combustion turbine generators, combined with a 6.1% increase in the cost of fuel per kwh generated. Purchased power costs decreased $0.9 million as a result of a 31.8% decrease in kwhs purchased for retail sales, partially offset by a 35.3% increase in the cost per kwh purchased. Both the increase in kwhs generated and the decrease in kwhs purchased were due to the increased plant availability in the third quarter of 2010. Operating and maintenance expenses increased $3.7 million mostly due to increases in wage and benefit costs, Minnesota CIP costs and other operating and maintenance expenses. Depreciation expense increased $1.0 million, mainly due to the addition of 33 wind turbines placed in service in September 2009 at the Luverne Wind Farm. A $0.8 million decrease in other income reflects a $1.9 million decrease in allowance for equity funds used during construction as a result of not having a major project under construction in 2010 similar to the Luverne Wind Farm project in 2009, offset by $0.6 million in Minnesota CIP accrued incentives in the third quarter of 2010 and an investment loss of $0.5 million in the third quarter of 2009. Otter Tail Power Company’s share of consolidated income tax expense increased $2.9 million mainly due to an increase in taxable income between the quarters.

Plastics
Plastics revenues and net income were $26.7 million and $0.4 million, respectively, compared with $27.4 million and $1.3 million for the third quarter of 2009. The decrease in revenues was due to a 13.3% decrease in pounds of polyvinyl chloride (PVC) pipe sold, partially offset by a 12.8% increase in the price per pound of PVC pipe sold related to a 22.4% increase in PVC resin costs between quarters. The decrease in pounds of PVC pipe sold reflects higher than normal sales volumes in the third quarter of 2009 due to sales opportunities that materialized when a competitor stopped filling customer orders. The cost per pound of PVC pipe sold increased 16.4% between the quarters. Expenses incurred in the third quarter of 2010 in connection with the planned relocation of production equipment from Hampton, Iowa to the plant in Fargo, North Dakota contributed to a $0.5 million increase in operating expenses.

Manufacturing
Manufacturing revenues and net loss were $72.4 million and $8.1 million, respectively, compared with revenues of $75.9 million and net income of $0.1 million for the quarter ended September 30, 2009.
•
At DMI, revenues decreased $10.0 million and net income decreased $9.1 million, as a result of lower productivity and approximately $5.6 million in additional costs incurred to complete towers to a customer’s new design specifications and to support the customer’s delivery schedule for completed towers. The use of resources to complete this project that would normally be assigned to the production of new towers also contributed to DMI’s third quarter revenue reduction and net loss. Results for the quarter were also affected by a $0.8 million increase in interest expense due to higher rates and an increase in outstanding debt.

•	At BTD Manufacturing, revenues increased $9.2 million and net income increased $1.4 million due to improved customer demand, better productivity and higher scrap-metal prices.

•
At T.O. Plastics, revenues increased by $0.8 million and net income increased by $0.3 million. The increase in revenues is due to increases in sales of horticultural and custom products. Cost of goods sold, administrative and general expenses and interest expenses were each up $0.1 million.

•
At ShoreMaster, revenues decreased $3.5 million and net losses increased by $0.8 million due to a $4.5 million decrease in commercial sales, which have been hit hard by the recent recession and are not showing signs of recovery, partially offset by a $1.0 million increase in sales of residential products. ShoreMaster’s operating expenses were up $0.7 million, mainly as a result of increases in bad debt expenses and expenditures for outside services.

Health Services
Health services revenues and net income were $24.3 million and $0.4 million, respectively, compared with revenues of $27.1 million and a net loss of $0.6 million for the third quarter of 2009. Revenues from scanning and other related services decreased $2.9 million. Revenues from equipment sales and servicing increased $0.1 million. Net income increased $1.1 million despite the decrease in revenues as a result of a $5.1 million decrease in cost of goods sold and a $0.5 million decrease in operating expenses, partially offset by a $0.7 million increase in depreciation expense. The decrease in cost of goods sold reflects a $1.3 million reduction in material, labor and other direct costs of sales and a reduction in equipment rental costs of $3.8 million directly related to efforts by the health services segment to right-size its fleet of imaging assets by exercising purchase options on productive imaging assets coming off lease in 2010 and not renewing leases on underutilized imaging assets. Through this process, the imaging business has reduced the combined number of units of imaging equipment it leases and owns by 16.4% over the past twelve months. The $0.5 million decrease in operating expenses includes reductions in salaries, marketing, travel and rent expenses. The $0.7 million increase in depreciation expense reflects an increase in owned equipment compared with the same quarter a year ago.

Food Ingredient Processing
Food ingredient processing revenues and net income were $19.5 million and $2.0 million, respectively, compared with $18.7 million and $1.8 million for the third quarter of 2009. The $0.8 million increase in revenues is due to a 6.3% increase in pounds of product sold as a result of increased customer demand, slightly offset by a 1.9% decrease in the price per pound of product sold. Cost of goods sold increased $0.6 million as a result of the increase in pounds of product sold, partially offset by a 1.6% decrease in the cost per pound of product sold mainly due to a decrease in raw potato costs.

Other Business Operations
Other business operations revenues and net income were $50.3 million and $1.2 million, respectively, compared with revenues of $36.1 million and a net loss of $0.2 million for the third quarter of 2009. At the construction companies, revenues increased $10.2 million and net income increased $0.5 million between the quarters. The increase in revenues is due to an increase in construction activity at Foley Company. The increase in net income reflects better margins on jobs in progress. In trucking operations, revenues increased $4.0 million and net income increased $0.9 million as a result of a 9.8% increase in miles driven by company-owned and owner-operated trucks combined with a 13.3% increase in revenue per mile driven as well as increases in brokerage revenues and net margins of $2.0 million and $0.8 million, respectively. The increase in miles driven reflects increased demand for flatbed services for transporting steel, agricultural equipment and mineral extraction equipment. The increase in revenue per mile driven reflects higher freight rates and price increases for fuel cost recovery related to an 18.0% increase in the average cost per gallon of fuel consumed.

Corporate
Corporate expenses, net-of-tax, increased $0.9 million between the quarters mainly due to severance costs related to personnel changes in the third quarter of 2010.

Income Taxes
The corporation’s effective income tax rates for the three months ended September 30, 2010, and 2009 were 9.2% and 9.8%, respectively. The corporation recorded federal production tax credits and North Dakota wind energy credits totaling $1.8 million in the third of quarter of 2010 compared with $1.6 million in the third quarter of 2009.

2010 Expectations

The corporation is narrowing its 2010 diluted earnings per share guidance from its previously announced range of $0.70 to $1.00 to a range of $0.70 to $0.85, primarily reflecting the near-term challenges facing DMI. While certain circumstances, such as further gradual economic improvement in certain industrial sectors and seasonal conditions in our electric business, may enable the corporation to achieve EPS toward the upper end of this range, management currently expects the corporation to generate 2010 diluted EPS below the midpoint of the narrowed range. The guidance ranges above exclude the $0.49 per share effects of the asset impairment and health care reform charges recorded in the first half of 2010. On a GAAP basis, the narrowed range is $0.21 to $0.36 per share including the effect of the above-mentioned charges. The corporation continues to explore investments in generation and transmission projects for the electric segment that could have a positive impact on the corporation’s earnings and returns on capital in the future.

Segment components of the corporation’s 2010 guidance range are as follows:

	Previous EPS Range	EPS Range
Electric*	$0.89 to $0.96	$1.00 to $1.02
Plastics	$0.02 to $0.04	$0.03 to $0.04
Manufacturing**	($0.05) to $0.05	($0.26) to ($0.20)
Health Services	$0.00 to $0.02	$0.00 to $0.01
Food Ingredient Processing	$0.16 to $0.19	$0.20 to $0.22
Other Business Operations	($0.01) to $0.03	$0.00 to $0.01
Corporate	($0.31) to ($0.29)	($0.27) to ($0.25)
Total Range	$0.70 to $1.00	$0.70 to $0.85

*The electric earnings per share guidance ranges from $0.95 to $0.97 on a GAAP basis, which includes the effect of the $0.05 per share impact of the health care reform charge.

**The manufacturing segment earnings (loss) per share guidance ranges from ($0.70) to ($0.64) on a GAAP basis, which includes the effect of the $0.44 per share impact of the asset impairment charge.

Comparison of GAAP to Non-GAAP Financial Measures
Non-GAAP financial measurements in this release are provided to assist in understanding the impact of certain asset impairment costs. The corporation believes that adjusting for certain one-time costs will assist investors in making an evaluation of our performance. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.

•
The corporation now expects 2010 electric segment net income to be slightly ahead of 2009 as a result of increases in retail and wholesale revenues and CIP bonus incentives offsetting lower AFUDC earnings and increased operating and maintenance expense in 2010. Expectations for 2010 reflect an interim rate increase of approximately $2.9 million in revenue in the Minnesota jurisdiction. Otter Tail Power Company’s request for an interim rate increase of 3.8%, approximately $5.0 million in annual revenue, was approved effective June 1, 2010. Its final overall rate increase request of 8.0%, approximately $10.6 million in annual revenue, is pending approval.

•	The corporation expects its plastics segment’s 2010 earnings to be in a range from $0.9 million to $1.5 million.

•	The corporation now expects its manufacturing segment to post a net loss in 2010. This is before the effect of the asset impairment charge recorded at ShoreMaster.
o	The corporation expects improved earnings at BTD in 2010 due to increased revenue in 2010 and productivity improvements and cost reductions made in 2009.
o
The corporation expects ShoreMaster to have a net loss in 2010 as the business continues to be affected by current depressed economic conditions and does not expect an improvement to overall business conditions until later in the economic recovery cycle.

o
The corporation expects DMI to have a net loss in 2010. This is driven by additional production costs incurred in the second and third quarters to meet a customer’s design specifications and delivery schedule on a new tower design. Reduction in projected business volumes for the year have also contributed to the expected net loss at DMI. Deliveries on one contract have been deferred into 2011 and projected demand for towers in 2010 has been lower than anticipated. The American Wind Energy Association has reported significantly lower wind installations in 2010 compared with 2009.

o	The corporation expects slightly better earnings at T. O. Plastics in 2010 compared with 2009.
o	Backlog in place in the manufacturing segment is approximately $56 million for the remainder of 2010 compared with $61 million one year ago.

•
The corporation expects increased net income from its health services segment in 2010. In an effort to right-size its fleet of imaging assets, health services is not renewing leases on a large number of imaging assets that come off lease in 2010, which will result in a lower level of rental costs in 2010.

•	The corporation expects net income from its food ingredient processing business to be in the range of $7.0 million to $8.0 million in 2010.

•
The corporation expects its other business operations segment to have improved earnings in 2010 compared with 2009. Backlog in place for the construction businesses is $48 million for the remainder of 2010 compared with $25 million one year ago.

•	The corporation expects corporate general and administrative costs to return to more normal levels in 2010.

Risk Factors and Forward-Looking Statements that Could Affect Future Results

The information in this release includes certain forward-looking information, including 2010 expectations, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the corporation believes its expectations are based on reasonable assumptions, actual results may differ materially from those expectations. The following factors, among others, could cause actual results for the corporation to differ materially from those discussed in the forward-looking statements:

•	The corporation is subject to federal and state legislation, regulations and actions that may have a negative impact on its business and results of operations.

•	Federal and state environmental regulation could require the corporation to incur substantial capital expenditures and increased operating costs.

•
Volatile financial markets and changes in the corporation’s debt ratings could restrict its ability to access capital and could increase borrowing costs and pension plan and postretirement healthcare expenses.

•
The corporation relies on access to the capital markets as a source of liquidity for capital requirements not satisfied by cash flows from operations. If the corporation is not able to access capital at competitive rates, its ability to implement its business plans may be adversely affected.

•
The corporation may experience fluctuations in revenues and expenses related to its operations, which may cause its financial results to fluctuate and could impair its ability to make distributions to its shareholders or scheduled payments on its debt obligations, or to meet covenants under its borrowing agreements.

•
Disruptions, uncertainty or volatility in the financial markets can also adversely impact the corporation’s results of operations, the ability of its customers to finance purchases of goods and services, and its financial condition, as well as exert downward pressure on stock prices and/or limit its ability to sustain its current common stock dividend level.

•
The corporation made a $20.0 million discretionary contribution to its pension plan in 2010. If the market value of pension plan assets declines in the future as it did in 2008 or does not increase as projected and relief under the Pension Protection Act is no longer granted, the corporation could be required to contribute additional capital to the pension plan in future years.

•	Any significant impairment of the corporation’s goodwill would cause a decrease in its asset values and a reduction in its net operating performance.

•
A sustained decline in the corporation’s common stock price below book value or declines in projected operating cash flows at any of its operating companies may result in goodwill impairments that could adversely affect its results of operations and financial position, as well as credit facility covenants.

•	Economic conditions could negatively impact the corporation’s businesses.

•	If the corporation is unable to achieve the organic growth it expects, its financial performance may be adversely affected.

•	The corporation’s plans to grow and diversify through acquisitions and capital projects may not be successful, which could result in poor financial performance.

•	The corporation’s plans to acquire additional businesses and grow and operate its nonelectric businesses could be limited by state law.

•
The terms of some of the corporation’s contracts could expose it to unforeseen costs and costs not within its control, which may not be recoverable and could adversely affect its results of operations and financial condition.

•	The corporation is subject to risks associated with energy markets.

•
The corporation is subject to risks and uncertainties related to the timing and recovery of deferred tax assets which could have a negative impact on the corporation’s net income and operating cash flows in future periods.

•	Certain of the corporation’s operating companies sell products to consumers that could be subject to recall.

•	Competition is a factor in all of the corporation’s businesses.

•
In September 2009, Otter Tail Power Company announced its withdrawal as a participating utility and the lead developer for the planned construction of a second electric generating unit at its Big Stone Plant site. As of September 30, 2010 Otter Tail Power Company had $8.0 million in incurred costs related to the project that have not been approved for recovery and has deferred recognition of these costs as operating expenses pending determination of recoverability by the state and federal regulatory commissions that approve its rates. If Otter Tail Power Company is denied recovery of all or any portion of these deferred costs, such costs would be subject to expense in the period they are deemed to be unrecoverable.

•	Actions by the regulators of the electric segment could result in rate reductions, lower revenues and earnings or delays in recovering capital expenditures.

•
Otter Tail Power Company could be required to absorb a disproportionate share of costs for investments in transmission infrastructure required to provide independent power producers access to the transmission grid. These costs may not be recoverable through a transmission tariff and could result in reduced returns on invested capital and/or increased rates to Otter Tail Power Company's retail electric customers.

•
Otter Tail Power Company’s electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.

•	Fluctuations in wholesale electric sales and prices could result in earnings volatility.

•
Wholesale sales of electricity from excess generation could be affected by reductions in coal shipments to the Big Stone and Hoot Lake plants due to supply constraints or rail transportation problems beyond the corporation’s control.

•
Changes to regulation of generating plant emissions, including but not limited to carbon dioxide (CO2) emissions, could affect our operating costs and the costs of supplying electricity to our customers.

•
The corporation’s plastics segment is highly dependent on a limited number of vendors for PVC resin, many of which are located in the Gulf Coast regions, and a limited supply of resin. The loss of a key vendor, or an interruption or delay in the supply of PVC resin, could result in reduced sales or increased costs for this business.

•
The corporation’s plastic pipe companies compete against a large number of other manufacturers of PVC pipe and manufacturers of alternative products. Customers may not distinguish the pipe companies’ products from those of its competitors.

•	Reductions in PVC resin prices can negatively impact PVC pipe prices, profit margins on PVC pipe sales and the value of PVC pipe held in inventory.

•
Competition from foreign and domestic manufacturers, the price and availability of raw materials, fluctuations in foreign currency exchange rates and general economic conditions could affect the revenues and earnings of the corporation’s manufacturing businesses.

•
Changes in the rates or method of third-party reimbursements for diagnostic imaging services could result in reduced demand for those services or create downward pricing pressure, which would decrease revenues and earnings for the corporation’s health services segment.

•
The corporation’s health services businesses may be unable to continue to maintain agreements with Philips Medical from which the businesses derive significant revenues from the sale and service of Philips Medical diagnostic imaging equipment.

•
Technological change in the diagnostic imaging industry could reduce the demand for diagnostic imaging services and require the corporation’s health services operations to incur significant costs to upgrade its equipment.

•	Actions by regulators of the corporation’s health services operations could result in monetary penalties or restrictions in the corporation’s health services operations.

•
The corporation’s food ingredient processing segment operates in a highly competitive market and is dependent on adequate sources of potatoes for processing. Should the supply of potatoes be affected by poor growing conditions, this could negatively impact the results of operations for this segment.

•	The corporation’s food ingredient processing business could be adversely affected by changes in foreign currency exchange rates.

•	A significant failure or an inability to properly bid or perform on projects by the corporation’s construction or manufacturing businesses could lead to adverse financial results.

For a further discussion of other risk factors and cautionary statements, refer to reports the corporation files with the Securities and Exchange Commission.

About The Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility, manufacturing, health services, food ingredient processing and infrastructure businesses which include plastics, construction and transportation. Otter Tail Corporation stock trades on the NASDAQ Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.

See Otter Tail Corporation’s results of operations for the three and nine months ended September 30, 2010 and 2009 in the attached financial statements: Consolidated Statements of Income, Consolidated Balance Sheets – Assets, Consolidated Balance Sheets – Liabilities and Equity and Consolidated Statements of Cash Flows.

Otter Tail Corporation
Consolidated Statements of Income
For the Three and Nine Months Ended September 30, 2010 and 2009
In thousands, except share and per share amounts
(not audited)

	Quarter Ended September 30,		Year-to-Date September 30,
	2010	2009	2010	2009
Operating Revenues by Segment:
Electric	$88,762	$73,553	$256,132	$232,757
Plastics	26,736	27,353	76,562	63,066
Manufacturing	72,414	75,928	235,403	248,790
Health Services	24,300	27,053	73,116	83,412
Food Ingredient Processing	19,478	18,691	56,648	59,358
Other Business Operations	50,301	36,123	118,776	97,615
Corporate Revenue and Intersegment Eliminations	(1,324)	(1,261)	(3,589)	(3,462)
Total Operating Revenues	280,667	257,440	813,048	781,536
Operating Expenses:
Fuel and Purchased Power	28,464	24,284	88,341	83,947
Nonelectric Cost of Goods Sold (depreciation included below)	152,455	141,318	434,493	429,598
Electric Operating and Maintenance Expense	29,230	25,521	91,587	86,155
Nonelectric Operating and Maintenance Expense	35,353	30,476	101,240	93,520
Asset Impairment Charge	-	-	19,740	-
Product Recall and Testing Costs	-	-	-	1,766
Depreciation and Amortization	20,357	18,345	59,991	54,265
Total Operating Expenses	265,859	239,944	795,392	749,251
Operating Income (Loss) by Segment:
Electric	21,032	14,733	46,093	35,654
Plastics	994	2,372	3,407	(890)
Manufacturing	(9,481)	1,740	(28,055)	1,959
Health Services	1,067	(1,020)	361	(1,151)
Food Ingredient Processing	3,239	3,061	8,619	9,258
Other Business Operations	2,295	(223)	(1,041)	(2,880)
Corporate	(4,338)	(3,167)	(11,728)	(9,665)
Total Operating Income	14,808	17,496	17,656	32,285
Interest Charges	9,294	7,358	27,729	20,280
Other Income	1,205	1,609	3,129	3,627
Income Tax Expense (Benefit)	618	1,155	(3,544)	(2,079)
Net Income (Loss) by Segment
Electric	12,375	9,527	24,527	22,448
Plastics	367	1,298	1,380	(869)
Manufacturing	(8,078)	100	(26,413)	(1,157)
Health Services	421	(649)	(235)	(875)
Food Ingredient Processing	1,991	1,772	5,277	5,544
Other Business Operations	1,159	(205)	(1,175)	(1,986)
Corporate	(2,134)	(1,251)	(6,761)	(5,394)
Total Net Income (Loss)	6,101	10,592	(3,400)	17,711
Preferred Dividend Requirement and Other Adjustments	187	184	650	552
Balance for Common:	$5,914	$10,408	$(4,050)	$17,159
Average Number of Common Shares Outstanding:
Basic	35,806,453	35,528,190	35,775,418	35,413,893
Diluted	36,076,421	35,788,293	35,775,418	35,670,244
Earnings Per Common Share:
Basic	$0.17	$0.29	$(0.11)	$0.48
Diluted	$0.16	$0.29	$(0.11)	$0.48

Otter Tail Corporation
Consolidated Balance Sheets
Assets
In thousands
(not audited)

	September 30,	December 31,
	2010	2009

Current Assets
Cash and Cash Equivalents	$-	$4,432
Accounts Receivable:
Trade--Net	143,918	95,747
Other	11,709	10,883
Inventories	88,404	86,515
Deferred Income Taxes	11,384	11,457
Accrued Utility and Cost-of-Energy Revenues	12,042	15,840
Costs and Estimated Earnings in Excess of Billings	57,046	61,835
Income Taxes Receivable	19,550	48,049
Other	17,288	15,265
Total Current Assets	361,341	350,023

Investments	9,825	9,889
Other Assets	26,630	26,098
Goodwill	94,306	106,778
Other Intangibles--Net	27,444	33,887
Deferred Debits
Unamortized Debt Expense	6,846	7,625
Regulatory Assets and Other Deferred Debits	130,686	121,751
Total Deferred Debits	137,532	129,376

Plant
Electric Plant in Service	1,320,352	1,313,015
Nonelectric Operations	388,628	362,088
Construction Work in Progress	42,904	23,363
Total Gross Plant	1,751,884	1,698,466
Less Accumulated Depreciation and Amortization	648,260	599,839
Net Plant	1,103,624	1,098,627

Total	$1,760,702	$1,754,678

Otter Tail Corporation
Consolidated Balance Sheets
Liabilities and Equity
In thousands
(not audited)

	September 30,	December 31,
	2010	2009

Current Liabilities
Short-Term Debt	$93,973	$7,585
Current Maturities of Long-Term Debt	615	59,053
Accounts Payable	88,543	83,724
Accrued Salaries and Wages	21,972	21,057
Accrued Taxes	10,541	11,304
Derivative Liabilities	19,111	14,681
Other Accrued Liabilities	11,419	9,638
Total Current Liabilities	246,174	207,042

Pensions Benefit Liability	78,232	95,039
Other Postretirement Benefits Liability	39,107	37,712
Other Noncurrent Liabilities	23,333	22,697

Deferred Credits
Deferred Income Taxes	173,678	155,306
Deferred Tax Credits	45,623	47,660
Regulatory Liabilities	65,698	64,274
Other	513	562
Total Deferred Credits	285,512	267,802

Capitalization
Long-Term Debt, Net of Current Maturities	435,572	436,170
Class B Stock Options of Subsidiary	524	1,220

Cumulative Preferred Shares	15,500	15,500

Cumulative Preference Shares	-	-

Common Shares, Par Value $5 Per Share	179,662	179,061
Premium on Common Shares	250,445	250,398
Retained Earnings	207,261	243,352
Accumulated Other Comprehensive Loss	(620)	(1,315)
Total Common Equity	636,748	671,496

Total Capitalization	1,088,344	1,124,386

Total	$1,760,702	$1,754,678

Otter Tail Corporation
Consolidated Statements of Cash Flows
(not audited)

	Nine Months Ended
	September 30,
	2010	2009
	(Thousands of dollars)
Cash Flows from Operating Activities
Net Income (Loss)	$(3,400)	$17,711
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by
Operating Activities:
Depreciation and Amortization	59,991	54,265
Asset Impairment Charge	19,740	-
Deferred Tax Credits	(2,037)	(1,666)
Deferred Income Taxes	17,300	8,243
Change in Deferred Debits and Other Assets	(1,273)	(2,909)
Discretionary Contribution to Pension Plan	(20,000)	(4,000)
Change in Noncurrent Liabilities and Deferred Credits	5,534	7,497
Allowance for Equity Funds Used During Construction	(8)	(2,940)
Change in Derivatives Net of Regulatory Deferral	218	(1,512)
Stock Compensation Expense - Equity Awards	1,973	2,664
Other--Net	(444)	736
Cash (Used for) Provided by Current Assets and Current Liabilities:
Change in Receivables	(48,963)	29,993
Change in Inventories	(1,728)	18,721
Change in Other Current Assets	4,551	29,329
Change in Payables and Other Current Liabilities	92	(32,506)
Change in Interest and Income Taxes Receivable/Payable	29,329	16,953
Net Cash Provided by Operating Activities	60,875	140,579

Cash Flows from Investing Activities
Capital Expenditures	(62,867)	(150,138)
Proceeds from Disposal of Noncurrent Assets	2,709	4,730
Net Increase in Other Investments and Long-Term Assets	(1,669)	(20,805)
Net Cash Used in Investing Activities	(61,827)	(166,213)

Cash Flows from Financing Activities
Change in Checks Written in Excess of Cash	4,784	-
Net Short-Term Borrowings	86,388	(12,414)
Proceeds from Issuance of Common Stock	549	4,637
Proceeds from Issuance of Class B Stock of Subsidiary	158	-
Common Stock Issuance Expenses	(142)	(23)
Payments for Retirement of Common Stock	(401)	(229)
Payments for Retirement of Class B Stock of Subsidiary	(1,017)	-
Proceeds from Issuance of Long-Term Debt	95	75,005
Short-Term and Long-Term Debt Issuance Expenses	(1,699)	(3,693)
Payments for Retirement of Long-Term Debt	(59,166)	(5,983)
Dividends Paid and Other Distributions	(32,824)	(32,239)
Net Cash (Used in) Provided by Financing Activities	(3,275)	25,061

Effect of Foreign Exchange Rate Fluctuations on Cash	(205)	(926)
Net Change in Cash and Cash Equivalents	(4,432)	(1,499)
Cash and Cash Equivalents at Beginning of Period	4,432	7,565
Cash and Cash Equivalents at End of Period	$-	$6,066